Sent: Friday, April 11, 2008 8:48 AM
Subject: CGCMT 2008-C7 $1.85bn PUBLICS ** STATUS 2 & REVISED GUID

CGCMT 2008-C7 $1.85bn PUBLICS - STATUS & REVISED GUIDANCE Commercial Mortgage
Pass-Through Certificates, Series 2008-C7

Launch at 9.30am EST / Pricing expected mid-day.

      Ratings  Class    WAL   Principal    Sub     Px      STATUS
Class S&P/Mdy  Size    (yrs)  Window       Levels  Guid
A-1   AAA/Aaa   18.100  2.29  05/08-01/12  30.00% S+250a  SUBJ/2.6x
A-2A  AAA/Aaa  103.584  4.16  01/12-10/12  30.00% S+275a  SUBJ/2.7x
A-2B  AAA/Aaa  225.000  5.21  07/13-07/13  30.00% S+275a  0.76x
A-3   AAA/Aaa   77.953  6.26  06/14-11/14  30.00% S+290a  SUBJ/1.0x
A-SB  AAA/Aaa   74.332  7.12  10/12-04/17  30.00% S+245a  0.2x
A-4   AAA/Aaa  623.468  9.24  04/17-09/17  30.00% S+225a  SUBJ/1.25x
A-M   AAA/Aaa  160.348  9.38  09/17-10/17  20.00% S+375a  0.5x
A-J   AAA/Aaa  124.271  9.50  10/17-12/17  12.25% S+600a  0.6x
A-1A  AAA/Aaa  172.498      ** NO LONGER AVAILABLE **      NA
A-MA  AAA/Aaa   24.643      ** NO LONGER AVAILABLE **      NA
A-JA  AAA/Aaa   19.097      ** NO LONGER AVAILABLE **      NA

Book Runners:     Citigroup Global Markets Inc. and Goldman Sachs & Co.
Co-Lead Managers: Citigroup Global Markets Inc. and Goldman Sachs & Co.
Co-Managers:      Merrill Lynch & Co. and Morgan Stanley & Co., Inc.

Rating Agencies:  S&P / Moody's

Loan Sellers:     Citigroup Global Markets Realty Corp. (58.2%)
                  Goldman Sachs Mortgage Company (41.8%)

Expected Settle:  April 25, 2008

Collateral:       97 Loans / 162 Properties
DSCR/LTV:         1.37x / 66.7%

Property Type:    Office 34.9%, Retail 28.3%, Hotel 15.2%,
                  Multifamily 11.7%, Industrial 4.2%, Other 5.7%

Geographic:       NY 18.4%, AZ 12.4%, LA 6.3%, MI 6.0%, AL 5.8%

Top 10 Loans:     47.5% of the pool, DSCR 1.42x, LTV: 63.7%

Top 3 Trust Assets            Balance       DSCR   LTV     %UPB
One Liberty Plaza            $250,000,000   1.42x  56.7%   13.5%
Scottsdale Fashion Square    $225,000,000   1.48x  60.8%   12.2%
CGM RRI Hotel Portfolio       $68,428,702   1.33x  72.2%    3.7%

This offering is on the i-Deal system.

********************************************************************************
IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF MORTGAGE-BACKED
SECURITIES The mortgage-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that the mortgage-backed securities, and the mortgage pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may vary from the description in these materials, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No.
333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Goldman, Sachs & Co. will arrange to send the prospectus to you if you request it by calling toll-free 1-866-471-2526. Alternatively, the depositor, Citigroup Global Markets Inc. and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 or by emailing
Citigroup-DCM-Prospectus@citigroup.com.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS ANY
LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE
E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING
TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN
OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND
MAY NOT BE UPDATED, (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, OR (4)
DISCLAIMERS OF LIABILITY OR RESPONSIBILITY, ARE NOT APPLICABLE TO THESE
MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES
HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN
SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material.
Citigroup Global Markets Inc. and Goldman, Sachs & Co. do not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Citigroup Global Markets Inc. or Goldman, Sachs & Co. imposing any limitation of any kind.

--------------------------------------------------------------------------------
For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved.
Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact on returns. For info, please contact your rep.